Exhibit 99.1

FOR IMMEDIATE RELEASE

For further information:
Gil Borok Chief Financial Officer 310.405.8909	Nick Kormeluk Investor Relations 949.809.4308	Steve Iaco Corporate Communications 212.984.6535

CBRE GROUP, INC. REPORTS 14% REVENUE INCREASE FOR
THE FIRST QUARTER OF 2012 AND EARNINGS PER SHARE OF $0.14

Los Angeles, CA — April 24, 2012 — CBRE Group, Inc. (NYSE:CBG) today reported financial results for the first quarter ended March 31, 2012.

First-Quarter 2012 Results

•                  Revenue for the quarter totaled $1.35 billion, an increase of 14% from $1.2 billion in the first quarter of 2011.

•                  Excluding selected charges(1), net income(2) totaled $45.9 million, or $0.14 per diluted share, for the current-year quarter, up 13% and 8%, respectively, from $40.6 million, or $0.13 per diluted share, in the first quarter of 2011. Selected charges, primarily related to the ING REIM businesses acquired in 2011, totaled $18.9 million, net of income taxes, for the quarter.

•                  On a U.S. GAAP basis, net income totaled $27.0 million, or $0.08 per diluted share, for the first quarter of 2012 compared with $34.4 million, or $0.11 per diluted share, for the first quarter of 2011.

•                  Excluding selected charges, Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) (3) increased 25% to $150.5 million in the current period from $120.6 million in the first quarter of 2011. EBITDA(3) (including selected charges) rose 24% to $140.5 million for the first quarter of 2012, from $113.0 million for the same period a year earlier.  Selected charges, primarily related to the integration of the ING REIM businesses acquired in 2011, reduced EBITDA by $10.0 million for the current-year period.

Management Commentary

“We are very pleased with our performance in the seasonally slower first quarter,” said Brett White, chief executive officer of CBRE. “We delivered solid, double-digit top-line growth - and even stronger normalized EBITDA growth - despite the challenges presented by the on-going economic difficulties in Europe and slower investment activity in Asia Pacific. Our performance against this backdrop underscores the strength and diversity of our platform, and our ability to effectively calibrate operating costs to an uncertain market environment.”

CBRE’s growth for the quarter was driven by the Americas Region (primarily the U.S.), which accounted for approximately 60% of total Company revenue and nearly 70% of total Company normalized EBITDA. “In the U.S., we have built - and continually enhance - a robust, highly integrated services platform that we believe has made us the first choice for property occupiers and investors,” Mr. White said. “Our leading market position in the U.S. is a crucial advantage in what continues to be an uneven global economic recovery.”

The benefits of CBRE’s platform diversity were also evident in the strong performance of its Global Investment Management business. The first quarter of 2012 was the first full period in which all three ING REIM businesses (acquired in July and October 2011) were operating together with CBRE’s existing investment management business. The combined entity accounted for approximately 10% of the Company’s total revenue and 30% of the Company’s total normalized EBITDA in the quarter.

“The two investment management platforms have meshed very well,” Mr. White said.  “Our deep experience as a strategic acquirer is facilitating a smooth integration, and the team from ING REIM has added considerably to our existing leadership talent and spectrum of investment programs. Over time, we see significant growth opportunities for this business.”

The Company’s capital markets business continued to exhibit solid growth during the first quarter of 2012, driven by strength in the Americas. Revenue from global property sales rose by double-digits for the 10th consecutive quarter, as a 33% improvement in the Americas more than offset declines in other parts of the world. Revenue grew 46% in commercial mortgage brokerage, as Americas loan origination activity increased nearly 50% compared with the first quarter of 2011, reflecting broader availability of debt capital in the U.S. investment market.

Outsourcing notched its 6th consecutive quarter of double-digit revenue growth, with positive contributions across all regions. CBRE expanded its client base at an aggressive pace, signing 58 total long-term contracts, including 21 with new clients - both new quarterly records for the Company. The Company’s focus on the health care, government and education vertical markets resulted in 11 total contracts in those sectors, including those with Adventist Health System, the Pennsylvania Higher Education Assistance Agency, Public Works of Canada, Sutter Health, Tenet Healthcare, and the University of Cincinnati. In addition, CBRE was awarded expanded facilities management contracts with Microsoft (U.S. and Canada) and NYSE Euronext (U.S.).

Despite sluggish market conditions around the world, global leasing revenue also improved modestly, fueled by growth in Asia Pacific and the Americas.

“We continue to be cautiously optimistic about our business, and we maintain our full-year 2012 earnings outlook, which we announced in early February,” Mr. White said. “Clearly, lagging economic growth and weak job creation have inhibited the market rebound compared with previous cycles. Nevertheless, our diverse platform, premier brand and global footprint position us to capture increased opportunities as the recovery cycle advances.”

First-Quarter 2012 Segment Results

Americas Region (U.S., Canada and Latin America)

•                  Revenue rose 13% to $845.3 million, compared with $750.1 million for the first quarter of 2011.

•                  EBITDA totaled $101.2 million, up 30% from $78.1 million in last year’s first quarter.

•                  Operating income rose 29% to $80.8 million from $62.5 million for the prior-year first quarter.

EMEA Region (primarily Europe)

•                  Revenue totaled $197.4 million, compared with $205.0 million for the first quarter of 2011.  The slight revenue decline reflected the impact of Europe’s continuing weak economic growth, which resulted in lower sales and leasing activity market-wide.  Revenue grew modestly in the Netherlands and the United Kingdom, but this was offset by reduced revenue in other countries in the region, most notably in France, which had a particularly strong first quarter in 2011.

•                  In line with the revenue trend, the region reported an EBITDA loss of $7.1 million compared with positive EBITDA of $3.0 million in the prior year first quarter.

•                  Operating loss totaled $11.3 million, compared with operating income of $0.7 million for the same period in 2011.

Asia Pacific Region (Asia, Australia and New Zealand)

•                  Revenue rose 4% to $167.2 million from $160.5 million for the first quarter of 2011.  The increase reflects improved overall performance in several countries, particularly Australia, China and India. However, the investment markets in the region saw decidedly less activity than in the prior-year period.

•                  EBITDA totaled $2.3 million, compared with $12.4 million for last year’s first quarter, driven by the reduced revenue from higher-margin investment sales, investment in the China operations and a notable bonus accrual reversal in last year’s first quarter, which did not recur this year.

•                  Operating loss totaled $0.4 million, compared with operating income of $11.3 million for the first quarter of 2011.

Global Investment Management Business (investment management operations in the U.S., Europe and Asia)

•                  Revenue increased 149% to $125.2 million from $50.3 million in the first quarter of 2011.

•                  EBITDA, before selected charges, totaled $44.6 million compared with $13.4 million in the prior-year first quarter. Including these charges, EBITDA totaled $34.6 million in the first quarter of 2012 compared with $6.0 million in the first quarter of 2011.

•                  Operating income totaled $11.4 million, compared with operating income of $1.3 million for the first quarter of 2011.

•                  The improved revenue, EBITDA and operating performance were driven by contributions from the ING REIM businesses acquired in the second half of 2011.

•                  Assets under management totaled $95.9 billion at the end of the first quarter, representing a 2% increase from year-end 2011.

Development Services (real estate development and investment activities primarily in the U.S.)

•                  Revenue totaled $14.9 million, compared with $19.2 million for the first quarter of 2011.  The lower revenue in the current-year period was attributable to a decrease in incentive fees and lower rental revenue driven by property dispositions in the later quarters of 2011.

•                  Operating loss totaled $4.4 million as compared with an operating loss of $2.6 million for the same period in 2011.

•                  EBITDA totaled $9.5 million, compared with $13.5 million in the prior-year period. The decrease was largely driven by lower equity earnings associated with gains on property sales in the current-year period, and the aforementioned decline in incentive fees.  Equity earnings from unconsolidated subsidiaries are included in the calculation of EBITDA, but not in revenue or operating loss.

•                  Development projects in process totaled $4.8 billion and the inventory of pipeline deals totaled $1.3 billion. These totals are relatively flat as compared to year-end 2011.

Conference Call Details

The Company’s first-quarter earnings conference call will be held on Tuesday, April 24, 2012 at 5:00 p.m. Eastern Time.  A webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com/investorrelations.

The direct dial-in number for the conference call is 800-230-1059 for U.S. callers and 612-234-9959 for international callers.  A replay of the call will be available starting at 10 p.m. Eastern Time on April 24, 2012, and ending at midnight Eastern Time on April 30, 2012. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 244860.  A transcript of the call will be available on the Company’s Investor Relations Web site at www.cbre.com/investorrelations.

About CBRE Group, Inc.

CBRE Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2011 revenue).  The Company has approximately 34,000 employees (excluding affiliates), and serves real estate owners, investors and occupiers through more than 300 offices (excluding affiliates) worldwide. CBRE offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage banking; appraisal and valuation; development services; investment management; and research and consulting. Please visit our Web site at www.cbre.com.

Note: This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our future growth momentum, operations, financial performance, business outlook, and ability to successfully integrate the ING REIM businesses and capture resultant new growth opportunities.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.  Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions, including the impact of the European sovereign debt crisis; our leverage and our ability to perform under our credit facilities; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; our ability to leverage our platform to grow revenues and capture market share; continued growth in trends toward use of outsourced real estate services; our ability to control costs relative to revenue growth and expand EBITDA margins; our ability to retain and incentivize producers; our ability to identify, acquire and integrate synergistic and accretive businesses; expected levels of interest, depreciation and amortization expense resulting from completed acquisitions; realization of values in investment funds to offset related incentive compensation expense; a decline in asset values in, or a reduction in earnings or cash flow from, our investment programs, as well as related litigation, liabilities and reputational harm; and our ability to comply with laws and regulations related to our international operations, including the anti-corruption laws of the U.S. and other countries.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2011 as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained on the Company’s Web site at www.cbre.com or upon written request from the CBRE Investor Relations Department at investorrelations@cbre.com.

(1) Selected charges include integration and other costs related to acquisitions and amortization expense related to incentive fees and customer relationships acquired in the ING REIM and Trammell Crow Company (TCC) acquisitions.

(2) A reconciliation of net income attributable to CBRE Group, Inc. to net income attributable to CBRE Group, Inc., as adjusted for selected charges, is provided in the section of this press release entitled “Non-GAAP Financial Measures.”

(3) EBITDA represents earnings before net interest expense, write-off of financing costs, income taxes, depreciation and amortization, while amounts shown for EBITDA, as adjusted (or normalized EBITDA), remove the impact of certain cash and non-cash charges related to acquisitions.  Our management believes that both of these measures are useful in evaluating our operating performance compared to that of other companies in our industry because the calculations of EBITDA and EBITDA, as adjusted, generally eliminate the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which would include impairment charges of goodwill and intangibles created from acquisitions. Such items may vary for different companies for reasons unrelated to overall operating performance.  As a result, our management uses these measures to evaluate operating performance and for other discretionary purposes, including as a significant component when measuring our operating performance under our employee incentive programs. Additionally, we believe EBITDA and EBITDA, as adjusted, are useful to investors to assist them in getting a more complete picture of our results from operations.

However, EBITDA and EBITDA, as adjusted, are not recognized measurements under U.S. generally accepted accounting principles, or GAAP, and when analyzing our operating performance, readers should use EBITDA and EBITDA, as adjusted, in addition to, and not as an alternative for, net income as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA and EBITDA, as adjusted, may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA and EBITDA, as adjusted, are not intended to be measures of free cash flow for our management’s discretionary use, as they do not consider certain cash requirements such as tax and debt service payments. The amounts shown for EBITDA and EBITDA, as adjusted, also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and our ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA and EBITDA, as adjusted to net income attributable to CBRE Group, Inc., the most comparable financial measure calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CBRE GROUP, INC.

OPERATING RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Dollars in thousands, except share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Revenue	$1,349,989	$1,185,105

Costs and expenses:
Cost of services	787,556	713,755
Operating, administrative and other	440,722	377,025
Depreciation and amortization	46,457	23,178
Total costs and expenses	1,274,735	1,113,958

Gain on disposition of real estate	809	1,972

Operating income	76,063	73,119

Equity income from unconsolidated subsidiaries	14,386	15,179
Other income	6,588	—
Interest income	2,303	2,668
Interest expense	43,981	33,718
Income from continuing operations before provision for income taxes	55,359	57,248
Provision for income taxes	25,413	23,406
Income from continuing operations	29,946	33,842
Income from discontinued operations, net of income taxes	—	10,644
Net income	29,946	44,486
Less: Net income attributable to non-controlling interests	2,971	10,117
Net income attributable to CBRE Group, Inc.	$26,975	$34,369

Basic income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.08	$0.11
Income from discontinued operations attributable to CBRE Group, Inc.	—	—
Net income attributable CBRE Group, Inc.	$0.08	$0.11

Weighted average shares outstanding for basic income per share	320,671,395	316,563,392

Diluted income per share attributable to CBRE Group, Inc. shareholders
Income from continuing operations attributable to CBRE Group, Inc.	$0.08	$0.11
Income from discontinued operations attributable to CBRE Group, Inc.	—	—
Net income attributable to CBRE Group, Inc.	$0.08	$0.11

Weighted average shares outstanding for diluted income per share	325,738,859	322,920,829

EBITDA (1)	$140,523	$113,044

(1) Includes EBITDA related to discontinued operations of $1.0 million for the three months ended March 31, 2011.

CBRE GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Americas
Revenue	$845,326	$750,115
Costs and expenses:
Cost of services	542,400	477,329
Operating, administrative and other	203,837	197,417
Depreciation and amortization	18,326	12,831
Operating income	$80,763	$62,538
EBITDA	$101,237	$78,128

EMEA
Revenue	$197,386	$204,968
Costs and expenses:
Cost of services	130,132	131,273
Operating, administrative and other	75,266	70,782
Depreciation and amortization	3,291	2,262
Operating (loss) income	$(11,303)	$651
EBITDA	$(7,097)	$3,006

Asia Pacific
Revenue	$167,201	$160,500
Costs and expenses:
Cost of services	115,024	105,153
Operating, administrative and other	49,824	42,104
Depreciation and amortization	2,739	1,983
Operating (loss) income	$(386)	$11,260
EBITDA	$2,283	$12,442

Global Investment Management
Revenue	$125,200	$50,322
Costs and expenses:
Operating, administrative and other	94,575	45,556
Depreciation and amortization	19,225	3,495
Operating income	$11,400	$1,271
EBITDA(1)	$34,593	$5,990

Development Services
Revenue	$14,876	$19,200
Costs and expenses:
Operating, administrative and other	17,220	21,166
Depreciation and amortization	2,876	2,607
Gain on disposition of real estate	809	1,972
Operating loss	$(4,411)	$(2,601)
EBITDA	$9,507	$13,478

(1)          Includes EBITDA related to discontinued operations of $1.0 million for the three months ended March 31, 2011.

Non-GAAP Financial Measures

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income attributable to CBRE Group, Inc., as adjusted for selected charges

(ii)                                  Diluted income per share attributable to CBRE Group, Inc, as adjusted for selected charges

(iii)                               EBITDA and EBITDA, as adjusted for selected charges

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of selected charges in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of selected charges that may obscure trends in the underlying performance of its business.

Net income attributable to CBRE Group, Inc., as adjusted for selected charges and diluted net income per share attributable to CBRE Group, Inc. shareholders, as adjusted for selected charges are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2012	2011

Net income attributable to CBRE Group, Inc.	$26,975	$34,369
Amortization expense related to ING REIM and TCC incentive fees and customer relationships acquired, net of tax	11,455	1,764
Integration and other costs related to acquisitions, net of tax	7,483	4,469
Net income attributable to CBRE Group, Inc., as adjusted	$45,913	$40,602

Diluted income per share attributable to CBRE Group, Inc. shareholders, as adjusted	$0.14	$0.13

Weighted average shares outstanding for diluted income per share	325,738,859	322,920,829

EBITDA and EBITDA, as adjusted for selected charges are calculated as follow (dollars in thousands):

	Three Months Ended March 31,
	2012	2011

Net income attributable to CBRE Group, Inc.	$26,975	$34,369
Add:
Depreciation and amortization(1)	46,457	23,469
Interest expense(2)	43,981	34,468
Provision for income taxes	25,413	23,406
Less:
Interest income	2,303	2,668

EBITDA(3)	$140,523	$113,044

Adjustments:
Integration and other costs related to acquisitions	9,965	7,511

EBITDA, as adjusted (3)	$150,488	$120,555

(1)          Includes depreciation and amortization expense related to discontinued operations of $0.3 million for the three months ended March 31, 2011.

(2)          Includes interest expense related to discontinued operations of $0.7 million for the three months ended March 31, 2011.

(3)   Includes EBITDA related to discontinued operations of $1.0 million for the three months ended March 31, 2011.

EBITDA and EBITDA, as adjusted for selected charges for segments are calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2012	2011
Americas
Net income attributable to CBRE Group, Inc.	$33,567	$29,509
Add:
Depreciation and amortization	18,326	12,831
Interest expense	35,601	25,832
Royalty and management service income	(6,617)	(6,620)
Provision for income taxes	21,753	18,376
Less:
Interest income	1,393	1,800
EBITDA	$101,237	$78,128
Integration and other costs related to acquisitions	—	53
EBITDA, as adjusted	$101,237	$78,181

EMEA
Net loss attributable to CBRE Group, Inc.	$(9,376)	$(149)
Add:
Depreciation and amortization	3,291	2,262
Interest expense	2,468	139
Royalty and management service expense	2,608	2,731
Benefit of income taxes	(1,410)	(1,460)
Less:
Interest income	4,678	517
EBITDA	$(7,097)	$3,006

Asia Pacific
Net (loss) income attributable to CBRE Group, Inc.	$(3,135)	$2,901
Add:
Depreciation and amortization	2,739	1,983
Interest expense	861	420
Royalty and management service expense	3,962	3,607
(Benefit of) provision for income taxes	(1,999)	3,790
Less:
Interest income	145	259
EBITDA	$2,283	$12,442

Global Investment Management
Net income (loss) attributable to CBRE Group, Inc.	$3,591	$(2,455)
Add:
Depreciation and amortization(1)	19,225	3,786
Interest expense(2)	6,359	4,590
Royalty and management service expense	47	282
Provision for (benefit of) income taxes	5,652	(160)
Less:
Interest income	281	53
EBITDA(3)	$34,593	$5,990
Integration and other costs related to acquisitions	9,965	7,458
EBITDA, as adjusted(3)	$44,558	$13,448

Development Services
Net income attributable to CBRE Group, Inc.	$2,328	$4,563
Add:
Depreciation and amortization	2,876	2,607
Interest expense	2,972	3,487
Provision for income taxes	1,417	2,860
Less:
Interest income	86	39
EBITDA	$9,507	$13,478

(1)          Includes depreciation and amortization expense related to discontinued operations of $0.3 million for the three months ended March 31, 2011.

(2)          Includes interest expense related to discontinued operations of $0.7 million for the three months ended March 31, 2011.

(3)          Includes EBITDA related to discontinued operations of $1.0 million for the three months ended March 31, 2011.

CBRE GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents (1)	$703,937	$1,093,182
Restricted cash	60,873	67,138
Receivables, net	1,075,495	1,135,371
Warehouse receivables (2)	418,111	720,061
Real estate assets (3)	487,448	464,468
Goodwill and other intangibles, net	2,634,216	2,622,732
Investments in and advances to unconsolidated subsidiaries	186,875	166,832
Other assets, net	972,602	949,359
Total assets	$6,539,557	$7,219,143

Liabilities:
Current liabilities, excluding debt	$1,307,940	$1,688,034
Warehouse lines of credit (2)	410,259	713,362
Revolving credit facility	34,906	44,825
Senior secured term loans	1,675,256	1,683,561
Senior subordinated notes, net	439,376	439,016
Senior notes	350,000	350,000
Other debt	105	125
Notes payable on real estate (4)	391,588	372,912
Other long-term liabilities	527,784	510,145
Total liabilities	5,137,214	5,801,980

CBRE Group, Inc. stockholders’ equity	1,212,227	1,151,481
Non-controlling interests	190,116	265,682
Total equity	1,402,343	1,417,163

Total liabilities and equity	$6,539,557	$7,219,143

(1) Includes $96.6 million and $208.1 million of cash in consolidated funds and other entities not available for Company use at March 31, 2012 and December 31, 2011, respectively.

(2) Represents loan receivables, the majority of which are offset by the related non-recourse warehouse line of credit facility.

(3) Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4) Represents notes payable on real estate of which $13.6 million are recourse to the Company as of March 31, 2012 and December 31, 2011, respectively.